NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Debenture No. 2010-[ ]	Issuance Date: [ ], 2010
$[ ]

ZBB Energy Corporation
10% Redeemable Subordinated Debenture
Due [__________], 2060

Registered Debentureholder:
Socius CG II, Ltd., a Bermuda exempted company

ZBB Energy Corporation, a Wisconsin corporation (the “Company”), for value received, hereby promises to pay to the registered holder hereof (the “Debentureholder”), the principal sum stated above plus accrued interest thereon, on the 50th anniversary of the issuance date set forth above (the “Maturity Date”), upon presentation and surrender of this Debenture at the principal corporate office of the Company, or at such other place as the Debentureholder may designate, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  This debenture is being issued pursuant to the Securities Purchase Agreement between the Company and the Debentureholder dated June 16, 2010 (the “SPA”).

Interest will accrue on a daily basis on the outstanding principal amount of this Debenture from and including the date hereof at the rate equal to 10.0% per annum, for the actual number of days elapsed, and shall be payable on the Maturity Date or at such earlier time that payment of the entire principal sum has been made or duly provided for.

1.           General.

a.           No Registration.  The Debentureholder understands that: (i) this Debenture has not been registered under the Securities Act of 1933, as amended (the “Act”), or any other federal or state law governing the issuance or transfer of securities (herein collectively called the “securities laws”), (ii) the securities laws impose substantial restrictions upon the transfer of any interest in this Debenture, and (iii) the Company is not obligated to register this Debenture or the securities acquired upon conversion of this Debenture under the securities laws or otherwise take any action to facilitate or make possible any transfer of any interest in this Debenture.

b.           Mutilated, Destroyed, Lost and Stolen Debentures.  If (i) any mutilated Debenture is surrendered to the Company or the Company receives evidence to its satisfaction of the destruction, loss or theft of any Debenture, and (ii) there is delivered to the Company such security or indemnity as may be required by the Company to save the Company harmless, then the Company shall execute and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Debenture, a new Debenture of like tenor and principal amount, bearing a number not contemporaneously outstanding.  Every new Debenture issued pursuant to this Section 1(b) in lieu of any destroyed, lost or stolen Debenture shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Debenture shall be at any time enforceable by anyone, and shall be entitled to all the benefits hereof equally and proportionately with any and all other Debentures duly issued.  The provisions of this Section 1(b) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Debentures.

c.           Payment of Interest; Interest Rights Preserved.  Interest on this Debenture which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered at the close of business on the business day immediately prior to such payment date.  Each Debenture delivered for transfer or in exchange for or in lieu of any other Debenture shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Debenture.

d.           Persons Deemed Owners.  The Company, and any agent of the Company, may treat the person in whose name this Debenture is registered as the owner of this Debenture for the purpose of receiving payment of principal and, subject to Section 1(c), interest on this Debenture and for all other purposes whatsoever, whether or not this Debenture be overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

e.           Cancellation.  This Debenture when surrendered for payment, redemption, transfer, exchange or conversion shall be delivered to the Debenture registrar for cancellation. The Company may at any time deliver to the Debenture registrar for cancellation any Debentures previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Debentures so delivered shall be promptly cancelled by the Debenture registrar. No Debentures shall be issued in lieu of or in exchange for any Debentures cancelled as provided in this Section 1(e), except as expressly permitted. All cancelled Debentures held by the Debenture registrar shall be disposed of as directed by the Company.

2.           Conversion.

a.           Automatic Conversion to Preferred Stock.

(i)           Automatic Conversion.  Immediately upon the authorization of shares of Series A Preferred Stock of the Company, $0.01 par value per share (“Preferred Stock”), in accordance with a Certificate of Designations in a form mutually agreed between the Company and the Debentureholder prior to the issuance of this Debenture, the entire face amount of this Debenture shall automatically convert into fully paid and nonassessable shares of Preferred Stock.  The number of shares of Preferred Stock issuable upon any conversion of this Debenture at any given time shall be determined by dividing the principal amount of this Debenture, together with any accrued but unpaid interest thereon, by $10,000.00.

(ii)           No Registration.  The Debentureholder, by purchasing this Debenture, understands that the Preferred Stock to be issued pursuant to the conversion rights granted hereunder shall not have been registered under the Act, nor is it the intent of the Company to so register said Preferred Stock and that, to the extent required by applicable law, the certificates evidencing said Preferred Stock shall bear a legend indicating that said shares are “restricted securities” within the meaning of Rule 144 under the Act.

(iii)          Restrictions on Transfer.  The Debentureholder further understands that until and unless said Preferred Stock is registered under the Act, the Act may be construed to prohibit any public sale or transfer of any of the Preferred Stock unless such public sale or transfer is effected in compliance with all applicable laws.

b.           Fundamental Change.

(i)           Conditional Conversion Election.  For purposes of this Debenture, a “Fundamental Change” shall be deemed to have occurred if there shall be: (A) any consolidation to which the Company shall be a party, (B) any merger in which the Company shall not survive, (C) any merger in which the Common Stock outstanding immediately prior to such merger shall be exchanged for or converted into any cash, securities or other property, (D) any complete liquidation of the Company or (E) any partial liquidation of the Company for which the approval of the holders of Common Stock is required or which is involuntary.  In connection with any Fundamental Change, other than a merger of the Company for the purpose of reincorporation in another jurisdiction without a material change in stock ownership, the Debentureholder shall have the right at any time before the consummation of the Fundamental Change to make a conditional election to convert all or such portion of this Debenture as the Debentureholder shall desire into Preferred Stock if the Fundamental Change is consummated and to participate therein as if the Debentureholder had held such Preferred Stock on the date as of which the holders of Preferred Stock entitled to participate therein shall be selected, but not to convert this Debenture if the Fundamental Change is not consummated. This Debenture converted pursuant to any conditional election made pursuant to rights granted in this Section 2(b)(i) shall be deemed to have been converted on the record date (or if there be no record date, the point in time) used to determine the holders of Common Stock entitled to participate in the Fundamental Change or other event giving rise to such conditional election.

(ii)           Fundamental Change Adjustment.  As a condition to the consummation of any Fundamental Change, lawful and adequate provision shall be made whereby the Debentureholder, if such Debentureholder shall not make a conditional conversion election pursuant to Section 2(b)(i) , will immediately after the consummation of such Fundamental Change have the right to convert this Debenture into such shares of stock, securities or assets which such Debentureholder could have received in such Fundamental Change if such Debentureholder had made a conditional conversion of this Debenture pursuant to Section 2(b)(i) . In each such case appropriate provision will be made with respect to such Debentureholder’s rights and interests to the end that the provisions of Section 2 shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of this Debenture to provide such Debentureholder with protections after such Fundamental Change substantially equivalent to the protections provided by Section 2 prior to such Fundamental Change.

3.           Subordination.

a.           Extent of Subordination.  The indebtedness evidenced by this Debenture shall be subordinate in right of payment to any given Senior Obligation (as defined below) in the manner and to the extent provided (i) in this Section 3 and (ii) in any written commitment which the Company may at any time make in good faith with respect to the given Senior Obligation.  Without limiting by implication the generality of the preceding sentence, the Company shall have the right to enter into commitments with respect to any given Senior Obligation (either at the time such Senior Obligation shall be incurred or at any time thereafter) which may preclude the Company from making payments on this Debenture until all amounts on the Senior Obligation are satisfied or impose other restrictions on the payment of this Debenture and all other persons interested in this Debenture to the extent provided in such commitment, provided that such commitment shall be made in good faith.

b.           Senior Obligations.  Any obligation of any kind that the Company may at any time have (including, but not limited to, any obligation for borrowed money, any contractual obligation, any guarantee of any kind, and any other contingent obligation) shall be deemed to be a “Senior Obligation” unless the terms governing such obligation expressly provide that such obligation should not be deemed a “Senior Obligation” for purposes of this Debenture.

c.           Reorganization Distribution.  If any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, is made to creditors upon any total liquidation of the Company, whether voluntary or involuntary, or upon any liquidation or reorganization of the Company in bankruptcy, insolvency, receivership or other proceedings, then all amounts due upon all Senior Obligations owed by the Company shall first be paid in full or payment thereof duly provided for before the Debentureholder is entitled to receive or retain any assets so paid or distributed in respect hereof; and upon such liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Debentureholder would be entitled except for these provisions shall be paid by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Obligations (pro rata on the basis of the respective amounts of the Senior Obligations held by such holders or their representatives), until all such Senior Obligations are paid in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations, before any payment or distribution is made to the Debentureholder. If any holder of any Senior Obligation receives any payment or distribution which, except for the provisions of this Section 3(c), would have been payable or deliverable with respect to this Debenture, the Debentureholder shall be subrogated to the rights of the holder of such Senior Obligation against the Company to the extent of the amount so paid.

d.           Rights Reserved.  The provisions of this Section 3 are for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand and the holder of this Debenture on the other hand.  Nothing herein shall impair the Company’s obligation to the holder of this Debenture to pay to such Debentureholder principal and interest in accordance with the terms of this Debenture.  An amount shall be deemed “past due” for the purpose of this Debenture if it shall not be paid when its payment would have been due if this Section 3 had not been applicable.  No provision of this Section 3 shall be construed to prevent the holder of this Debenture from exercising all remedies otherwise available under the terms of this Debenture or under applicable law upon the occurrence of Default (including, but not limited to, acceleration of the maturity of principal owed on this Debenture), no portion of the amounts owed on this Debenture shall be paid by the Company until and unless such payment shall be permitted under this Section 3 and any commitment made in accordance with clause (a) of this Section 3.  Nothing in this Section 3 shall prevent conversion at any time of all or any part of the principal balance of this Debenture into Common Stock.

4.           Remedies.

a.           Events of Default.  A “Default” shall be deemed to exist for purposes of this Debenture so long as:

(i)           any interest owed shall be past due and shall have been past due for 30 days; or

(ii)           the principal owed on this Debenture shall be past due; or

(iii)         the Company shall be in breach of any other covenant, agreement or warranty of the Company in this Debenture, and such breach shall have continued for at least 30 days after there has been given to the Chief Financial Officer or Treasurer of the Company, by the Debentureholder, a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “notice of default” hereunder; or

(iv)         a decree or order by a court having jurisdiction in the premises shall have been entered adjudicating the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the Federal Bankruptcy Code or any other similar applicable Federal or state law, and such decree or order shall have been in effect for a period of 60 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of any property of the Company or for the winding up or liquidation of its affairs shall be in effect and shall have been in effect for a period of 60 days; or

(v)          the Company or any subsidiary shall have instituted proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall have filed a petition or answer or consent seeking reorganization under the Federal Bankruptcy Code or any other applicable Federal or state law, or shall have consented to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall have made an assignment for the benefit of creditors, or shall have admitted in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by the Company or any subsidiary in furtherance of any of the aforesaid purposes.

A default shall be deemed to exist whenever prescribed by the terms of this Section 4(a) regardless of whether such Default shall be voluntary or involuntary or shall result from compliance with any legal requirement or any other circumstance of any kind.

b.           Acceleration of Maturity.  Whenever a Default exists, the Debentureholder may declare the principal of this Debenture to be due and payable immediately, by a notice in writing to the Chief Financial Officer or Treasurer of the Company, and upon any such declaration such principal (subject to the provisions of Section 3) shall become immediately due and payable.

c.           Collection of Indebtedness and Suits for Enforcement.  The Company covenants that if the principal or interest shall become past due, the Company shall pay interest upon the overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the rate borne by this Debenture and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Debentureholder. If the Company fails to pay such amount forthwith upon such demand, the Debentureholder may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon the Debenture and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Debenture, wherever situated.

d.           Unconditional Right of Debentureholder to Received Principal and Interest.  Notwithstanding any other provision in this Debenture (with the exception of the subordination provisions contained in Section 3), the Debentureholder shall have the right (except as otherwise provided in Section 3) which is absolute and unconditional to receive payment of the principal of and, subject to Section 1(c), interest on the stated maturity (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of the Debentureholder.

e.           Rights and Remedies Cumulative.   No right or remedy herein conferred upon or reserved to the Debentureholder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment or any other appropriate right or remedy.

f.            Governing Law; Dispute Resolution.  This Debenture shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

g.           Delay or Omission Not Waiver.  No delay or omission of any Debentureholder to exercise any right or remedy accruing upon any Default shall impair any such right or remedy or constitute a waiver of any such Default or an acquiescence therein.  Every right and remedy given by this Debenture or by law to the Debentureholder may be exercised from time to time, and as often as may be deemed expedient, by the Debentureholder.

h.           Undertaking for Costs. The parties to this Debenture agree that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Debenture, an undertaking of any party litigant to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.

i.            Waiver of Stay or Extension Laws.  The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Debenture, and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted, but will suffer and permit the execution of every such power as though no such law had been enacted.

5.           Redemption.

a.           Corporation’s Redemption Option.  Upon or after the fourth anniversary of the initial Issuance Date, the Corporation shall have the right, at the Corporation’s option, to redeem all or a portion of the Debentures, at a price per share (the “Debenture Redemption Price”) equal to 100% of the Debenture Liquidation Value, plus accrued interest thereon.

b.           Early Redemption.  Prior to redemption pursuant to Section 5(a) hereof, the Corporation shall have the right, at the Corporation’s option, to redeem all or a portion of the Debentures, at a price per share equal to: (i) 127% of the Debenture Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the initial Issuance Date, (ii) 118% of the Debenture Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the initial Issuance Date, and (iii) 109% of the Debenture Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the initial Issuance Date.

c.           Mandatory Redemption.  If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event, the Corporation shall redeem the Debentures at the Debenture Redemption Price (plus the premium for early redemption pursuant to Section 5(b) hereof if applicable).

d.           Mechanics of Redemption.  If the Corporation elects to redeem any of the Debenture then outstanding, it shall do so by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Corporation”) to each Holder, which Notice of Redemption at Option of Corporation shall indicate (A) the number of Debenture that the Corporation is electing to redeem and (B) the Corporation Redemption Price (plus the premium for early redemption pursuant to Section 5(b) if applicable).

e.           Payment of Redemption Price.  Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder shall promptly submit to the Corporation such Holder’s Debentures.  Upon receipt of such Holder’s Debentures, the Corporation shall pay the Debenture Redemption Price (plus the premium for early redemption pursuant to Section 5(b) if applicable), to such Holder, at the Corporation’s option either (i) in cash, or (ii) by offset against any outstanding note payable from Holder to the Corporation that was issued by Holder in connection with the exercise of the additional purchase right under the SPA or warrants issued in connection therewith by such Holder.

f.           Payment Date.  For purposes of this Debenture, the “Payment Date” shall be the later of the Redemption Date or the time this Debenture shall be surrendered to the Company.  If this Debenture shall not be paid upon the Payment Date, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by this Debenture.  In the event of redemption by the Company, the Company hereby retains a right to offset against the amount to be paid by the Company to the Debentureholder upon such redemption any amounts owed to the Company by the Debentureholder as of the Payment Date notwithstanding the manner in which such debt of the Debentureholder to the Company may have been incurred.

g.           Cancellation of Redeemed Debenture.  When and if this Debenture is redeemed and paid under the provisions of this Section 5, this Debenture shall forthwith be cancelled by the Company.

IN WITNESS WHEREOF, ZBB Energy Corporation has caused this Debenture to be signed in its name by the signature of its President and attested by the signature of its Secretary.

ZBB ENERGY CORPORATION

By:

ATTEST:

By: